Exhibit 2iD
                             DATED 12 DECEMBER 1997






                    (1)      THE INDIVIDUALS LISTED IN SCHEDULE 1




                    (2)      OPTELECOM UK LIMITED













                                    AGREEMENT
                        FOR THE ACQUISITION OF THE ENTIRE
                             ISSUED SHARE CAPITAL OF
                          PARAGON AUDIO VISUAL LIMITED


                            FRERE CHOLMELEY BISCHOFF
                             4 John Carpenter Street
                                 London EC4Y 0NH

                               Tel: 0171-615 8000
                               Fax: 0171-615 8080
                            Internet: mail@freres.com
                                  Ref: NSPB/LKH

                                     INDEX

                                                                      Page No.
                                                                      --------


           1.       INTERPRETATION ......................................   1

           2.       AGREEMENT FOR SALE ..................................   4

           3.       CONSIDERATION .......................................   4

           4.       COMPLETION ..........................................   4

           5.       SELLERS' OBLIGATIONS ON COMPLETION ..................   4

           6.       PURCHASER'S OBLIGATIONS ON COMPLETION ...............   5

           7.       WARRANTIES ..........................................   5

           8.       GENERAL PROVISIONS ..................................   7

           SCHEDULE 1
           The Sellers ..................................................  10

           SCHEDULE 2
           Paragon ......................................................  11

           SCHEDULE 3
           The Properties ...............................................  12

           SCHEDULE 4
           Tax Covenant .................................................  13

           SCHEDULE 5
           Warranties ...................................................  19

AGREED FORM DOCUMENTS:

Completion board minutes
Written resolution

THIS AGREEMENT is made on December 12, 1997

BETWEEN:

(1)        THE INDIVIDUALS whose names and addresses are set out in
           schedule 1;

(2) ADVENTATUM LIMITED a company registered in England and Wales under number 20030 whose registered office is at Wellington House, Union Street, St. Helier, Jersey,
           Channel Islands ("Adventatum");

(3) MODELEDGE LIMITED a company registered in England and Wales under number 1871218 whose registered office is at 64 Queen Street, London EC4R 1AD ("Modeledge"); and

(4) OPTELECOM UK LIMITED a company registered in England and Wales under number 3427882 whose registered office is at 4 John Carpenter Street, London EC4Y 0NH (the
           "Purchaser").

BACKGROUND:

A. On 12 December 1997 the Sellers, Optelecom, Inc. and Paragon Audio Visual Limited ("Paragon") entered into an agreement relating to arrangements for the acquisition by Optelecom, Inc. of Paragon ("Master Agreement").

B.         The Purchaser is the wholly owned subsidiary of Optelecom, Inc.

C. Adventatum Limited is the nominee of Mr Mark Brown, Mr David Brown and Modeledge Limited.

D. This Agreement is the Stock Purchase Agreement referred to in the Master Agreement.

IT IS AGREED as follows:

1.         INTERPRETATION

A.         In this Agreement:

           "Accounts" means the draft balance sheet of Paragon as at the Accounts Date, and the draft profit and loss account of Paragon for the period ended on the Accounts Date, in each case with all notes and attached reports or statements;

           "Accounts Date" means 31 August 1997;


           "business day" means a day (excluding a Saturday, Sunday or public holiday) on which banks in London and New York are open for the full range of banking business;

           "Claim" means any claim for breach of any of the Warranties or any claim under the Tax Covenant;

           "Completion" means completion of the sale and purchase of the Shares in accordance with this Agreement;

           "Completion Date" means the date when Completion takes place in accordance with this Agreement;

           "Disclosure Documents" means the documents attached to the Disclosure Letter;

           "Disclosure Letter" means the disclosure letter from the Sellers to the Purchaser, dated with the date of this Agreement;

           "Employee" means an employee of Paragon;

           "Encumbrance" means any right or interest of any third party, including any mortgage, charge, lien, option, encumbrance, right of pre-emption or first refusal, or any agreement to create any such right or interest;

           "Intellectual Property Rights" means (whether registered or unregistered) patents, trade marks, service marks, trade names, registered designs, design rights, copyrights, moral rights, renewal rights, reversionary rights, rights relating to confidential information or know-how and any other intellectual property rights, applications for the grant of any such rights, and all analogous or similar rights or forms of protection anywhere in the world;

           "Leases" means the leases of the leasehold properties referred to in part 1 of schedule 3;

           "Optelecom" means Optelecom, Inc. the parent company of the Purchaser;

           "Paragon" means Paragon Audio Visual Limited, details of which are set out in schedule 2;

           "Properties" means the leasehold properties referred to in schedule 3;

           "Purchaser's Solicitors" means Frere Cholmeley Bischoff of 4 John Carpenter Street,

           London EC4Y 0NH;

           "Sellers" means each of the Warrantors and Adventatum;

           "Sellers' Solicitors" means Walker Martineau of 64 Queen Street, London, EC4R 1AD;

           "Shares" means all the issued shares of Paragon, being 998 ordinary shares of (pound)1 each;

           "Taxation" has the meaning given to it in the Tax Covenant;

           "Tax Covenant" means the provisions of schedule 4;

           "Taxes Act" means the Income and Corporation Taxes Act 1988;

           "TCGA" means the Taxation of Chargeable Gains Act 1992;

           "Town and Country Planning Acts" means the Town and Country Planning Act 1990 and every other statute relating to planning for the time being in force;

           "VATA" means the Value Added Tax Act 1994;

           "Warranties" means the warranties and representations set out in schedule 5; and

           "Warrantors" means Mr Andrew Brown, Mr Darren Brown, Mr Mark Brown and Mr David Brown.

B.         In this Agreement, unless expressly stated otherwise:

           1. a reference to a person or people includes a reference to any entity which has legal personality by the law of any applicable country or territory;

           2. a reference to a statute or a provision of a statute includes a reference to any amendment, repeal or reenactment of it, any subordinate legislation (as defined in s.21(1) Interpretation Act 1978) made under it and any previous statute or provision re-enacted by it, in any case before or after the date of this Agreement;

           3. a reference to the "agreed form" of a document is to a form of that document initialled by or on behalf of the Sellers and the Purchaser before execution of this Agreement, with any amendments which they subsequently agree in writing;

           4. a reference to any action, legal document, remedy, proceedings, status or other legal concept shall, in respect of any foreign jurisdiction, relate to whatever in that jurisdiction most closely corresponds to the relevant English term;

           5. a reference to an agreement includes any form of arrangement, whether or not in writing and whether or not legally binding; and

           6. a reference to any Seller includes his personal representatives.

C.         Headings shall be disregarded in construing this Agreement.

D. People will be taken to be connected if they would be treated as connected for the purposes of s.839 Taxes Act as in effect on the date of this Agreement.

E. The expressions "subsidiary undertaking" and "financial year" have the meanings given to them by the Companies Act 1985 as in effect on the date of this Agreement.

F. The ejusdem generis rule shall not apply in the construction of this Agreement, and accordingly general words shall not be given a restrictive meaning by reason of their being followed or preceded by words indicating a particular class or examples of acts or matters.

G. All obligations of the Sellers under this Agreement are joint and several unless expressly stated otherwise.

II.        AGREEMENT FOR SALE

A.         The Sellers agree to sell and the Purchaser agrees to buy the Shares.

B. The Sellers shall sell the Shares free from all Encumbrances and otherwise with full title guarantee, together with the right to all dividends and other distributions declared, made or paid by Paragon on or after the date of this Agreement and all other rights attaching to them on or after that date. For the avoidance of doubt, the Distribution Amount (as defined in the Master Agreement) shall be paid to the Sellers in accordance with clause 1.03 of the Master Agreement before the Shares are sold under this Agreement.

C. Each Seller and Modeledge waives all rights of pre-emption in respect of any of the Shares, whether conferred by the articles of association of Paragon or in any other way.

D. Mr. Mark Brown, Mr. David Brown and Modeledge each confirm his or its agreement to the sale by Adventatum of the Shares subject to and in accordance with the terms of this Agreement.

III.       CONSIDERATION

           The consideration for the sale of the Shares shall be the payment by the Purchaser to the Sellers of the aggregate sum of $1.5 million in accordance with clause 6. Each Seller shall be entitled to the amount set against his or its name in column 4 of schedule 1.

IV.        COMPLETION

           Completion shall take place in accordance with the Master Agreement.

V.         SELLERS' OBLIGATIONS ON COMPLETION

A. On Completion, the Sellers shall deliver to the Buyer or to the Buyer's solicitors:

           1. stock transfer forms in respect of the Shares duly completed in favour of the Buyer or its nominees and executed by the relevant registered holders;

           2. the share certificates in respect of the Shares in the name of the relevant transferors;

           3. the statutory registers and minute books of Paragon duly written up to Completion (with any unissued share certificates), and the certificate of incorporation, the certificate(s) of incorporation on change of name and the seal of Paragon;

           4. the documents relating to the Properties listed in part 2 of schedule 3;

           5. unconditional receipts for rent and any charges due under any of the Leases on the last rent day before the Completion Date;

           6. cheque books and bank mandates in respect of all bank accounts operated by Paragon, together with statements from the relevant banks showing the balance on those accounts drawn up to the last business day before the Completion Date, and details of all credits and debits on those accounts since that day and all uncleared cheques as at Completion; and

           7. a written resolution duly executed by each Seller to adopt new Articles of Association of Paragon in such form as the Purchaser shall decide.

VI.        PURCHASER'S OBLIGATIONS ON COMPLETION

           On Completion, the Purchaser shall by telegraphic or electronic transfer pay the sum of $1.5 million into the following bank account of the Sellers' Solicitors:

           Account name: Walker Martineau client dollar account
           Account number: 66520001
           Sort code: 15-99-00
           Bank name and address: Messrs C. Hoare & Co., 37 Fleet
           Street, London EC4P 4DQ

           The payment of any sum to the Sellers' Solicitors shall discharge the Purchaser's obligation under clause 3 to make that payment to the Sellers, and the Purchaser shall not be concerned to ensure that each Seller receives his due proportion of that payment.

VII.       WARRANTIES

A. The Warrantors represent and warrant that subject only to matters disclosed by the Disclosure Letter, each of the Warranties is accurate and not misleading as at the date of this Agreement.

B. Modeledge represents and warrants that the Warranties contained in paragraphs 1.1, 1.2 and 3.2 of Schedule 5 are accurate and not misleading as at the date of this Agreement.

C. Adventatum represents and warrants that the Warranties contained in paragraphs 1.1 and 1.2 of Schedule 5 are accurate and not misleading as at the date of this Agreement.

D. In the event of a breach of any of the Warranties, the Warrantors or (in respect of the Warranties given by Adventatum), Adventatum shall on demand pay to the Purchaser or (at the Purchaser's option) to Paragon (but without restricting the Purchaser's ability to claim damages on any other basis) an amount equal to the diminution in the assets of Paragon and/or the increase in the liabilities of Paragon caused by that breach.

E. A matter shall be regarded as disclosed by the Disclosure Letter only to the extent that accurate information about that matter is contained in the Disclosure Letter in sufficient detail to identify the nature and scope of that matter and the Warranties which are to be regarded as qualified by it.

F. Each of the Warranties is separate and to be construed independently of the others.

G. The Warrantors, Modeledge and Adventatum acknowledge that the Purchaser is entering into this Agreement in reliance on the Warranties.

H. Each Warrantor unconditionally and irrevocably releases any right which he may have in respect of information or advice supplied by any Employee on which he may have relied in connection with the giving of the Warranties or the preparation of the Disclosure Letter. The Purchaser accepts the benefit of this clause as trustee and agent for the Employees. In exercising such right the Purchaser may take such actions as it considers appropriate in its sole discretion.

I. The limitations contained in clause 8.01(b) of the Master Agreement shall apply to limit or exclude, in accordance with its terms, any liability which the Sellers might otherwise have under the Tax Covenant or in respect of a breach of the Warranties, provided that no provision of clause 8.01(b) of the Master Agreement shall apply to any such liability arising from or in connection with any fraudulent breach of the Warranties.

J.         Schedule 4 (Tax Covenant) shall have effect on Completion.

K. Where any statement in this Agreement or the Disclosure Letter is qualified by reference to the knowledge, awareness or belief of any of the Sellers, each Seller shall be deemed to know, be aware of and believe all matters which any of his professional advisers, the other Sellers and their professional advisers know, are aware of or believe, or which any of them would have known, been aware of or believed, if they had made due and careful enquiries in connection with all relevant matters.

VIII.      GENERAL PROVISIONS

A.         Severability

           The unenforceability or illegality for any reason of any provision of this Agreement (including without limitation any obligation of any of the Sellers) shall not affect the enforceability of any of the other provisions of this Agreement (including any obligation of any other Seller).

B.         Assignment

           The Purchaser may assign (at law or in equity) any or all of its rights under this Agreement (so that, without limitation, each of the Warranties shall on assignment be deemed to have been given to that assignee). References in this Agreement to the Buyer are references to a person who for the time being is entitled to exercise any of those rights.

C.         Costs

           Each party shall pay the costs and expenses (together with VAT) of its advisers and agents incurred in connection with this Agreement.

D.         Notices

           1. Any notice (which for the purposes of this clause includes any request, instruction, waiver, consent or copy notice given pursuant to this Agreement shall be in writing and in English. Each such notice shall be delivered by hand or sent by facsimile or pre-paid registered post (or pre-paid airmail if sent internationally). Notices shall be given as follows:

                      to the Purchaser                 Mr Edmund O. Ludwig,
                                                       Optelecom Inc.,
                                                       9300 Gaither Road,
                                                       Gaithersburg,
                                                       MD20877
                                                       U.S.A.

                                                       Tel: 1-301840 2121
                                                       Fax: 1-301840 0946

                    with a copy (which shall not constitute notice) by courier to the Purchaser's Solicitors ref NSPB; and

                      to the Sellers                   Mr David A. Brown
                                                       25 Scrivens Mead
                                                       Thatcham
                                                       Newbury
                                                       Berkshire RG19 4SQ

                                                       Tel: 44 1635-248811
                                                       Fax: 44 1635 248111


                       to Modeledge                    WHSS Limited
                                                       64 Queen Street
                                                       London EC4R 1AD

                                                       Tel: 44 171236 4232
                                                       Fax: 44 171236 2525

                    Any party may nominate, by notice given to the other parties in accordance with this clause, another person, address or facsimile number for the receipt of notices, subject to clause 8.4(b). Any such nomination shall take effect five business days after it is received.

           2. Notices to the Sellers under this Agreement shall be valid if given only to the individual named in clause 8.4(a), and that individual (or in the event of his death any of his personal representatives) shall exclusively be entitled to give notices on behalf of the Sellers, unless in either case the Purchaser is otherwise notified by a majority in number of the Sellers nominating any other Seller for the purpose. A notice to any Seller for the time being authorised to receive and give notices on behalf of the Sellers shall be valid notwithstanding the death of that Seller if it is given in accordance with this clause 8.4.

E.         Cumulative Rights

           No exercise or partial exercise of any right or failure to exercise any right shall prevent the exercise of any other right. References throughout this Agreement to the rights of any party are to rights or remedies of that party at law and/or in equity.

F.         Waivers

           No failure to exercise or delay in exercising any right shall constitute a waiver of that right by any party, and no course of conduct or acquiescence shall constitute such a waiver other than a notice to that effect given to the other party specifying this clause and the right in question. If the Purchaser releases or waives any liability of any Seller for any obligation which is both joint and several, the remaining Sellers shall continue to be severally and together to be jointly liable for that obligation.

G.         No set-off etc

           All sums payable under this Agreement shall be paid without set-off, counter-claim or deduction and free of all withholdings.

H.         Law

           This Agreement and the documents to be entered into under it shall be governed by and construed in accordance with English law. Each of the parties irrevocably submits to the non-exclusive jurisdiction of the English courts in respect of any matter arising from or in connection with this Agreement or any such document.

ACCORDINGLY this Agreement has been entered into by each of the parties on the date set out on page 1.

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                                   SCHEDULE 1

                                   The Sellers

 (1)                     (2)                       (3)                 (4)
Name                   Address                 Shares Held        Amount Payable
----                   -------                 -----------        --------------
                                                                      (US$)

Andrew Sean            42 Ashman Way               237               356,212
Brown                  Thatcham
                       Berkshire RG19 4DW

Darren Neil            12 Herons Way               237               356,212
Brown                  Thatcham
                       Berkshire RG19 3SR

Adventatum             Wellington House            524               787,576
Jersey Limited         Union Street
                       St. Helier
                       Jersey

                                   SCHEDULE 2

                                     Paragon


 1. Date of incorporation          :       13 April 1994

 2. Registered number              :       2918877

 3. Previous names                 :       Canarysound Limited

 4. Directors                      :       Andrew Sean Brown
                                           Darren Brown
                                           David Arthur Brown
                                           Mark David Brown

 5. Secretary                      :       WMSS Limited

 6. Auditors                       :       L J Smith & Co

 7. Accounting Reference Date      :       31 August

 8. Registered Office              :       Units 9 and 10, Langley
                                           Business Court, Worlds End,
                                           Beedon, Newbury, Berkshire
                                           RG20 8RY

 9. Authorised Share Capital       :       (pound)1,000 divided into 1,000
                                           shares of(pound)1 each

10. Issued Share Capital           :       (pound)998 divided into 998 shares
                                           of(pound)1 each

11. Shareholders                   :

Name of Registered    Name of Beneficial        Number of Shareholder      Owner
------------------    ------------------        ---------------------      -----
                      Shares
                      ------

Andrew Sean Brown     Andrew Sean Brown                 237

Darren Brown          Darren Brown                      237

Adventatum Jersey     Mark David Brown                  237
Limited
                      David Arthur Brown                237

                              Modeledge Limited          50

12.        Charges        :   None

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                                   SCHEDULE 3
                                 The Properties


1.         Leasehold Properties

           Ground Floor, Unit 9, Langley Business Court, Worlds End, Beedon, Newbury, Berkshire RG20 8RY.

           Ground Floor, Unit 10, Langley Business Court, Worlds End, Beedon, Newbury, Berkshire RG20 8RY.

2.         Documents to be delivered on Completion

           [Walker Martineau to draft]

                                   SCHEDULE 4
                                  Tax Covenant

1.         DEFINITIONS

1.1        In this schedule:

           "Claim for Taxation" means any claim, assessment, notice, demand or other document issued or action taken by or on behalf of any person, authority or body (including Paragon) responsible for the assessment, collection or recovery of Taxation anywhere in the world by which Paragon is liable or is sought to be made liable to make any payment of Taxation or is denied or sought to be denied a Relief;

           "Event" means (without limitation) any payment, event, transaction or series of transactions of whatever nature, act, omission or occurrence, whether or not Paragon or the Buyer is a party to it, and includes completion of the sale of the Shares to the Buyer;

           "Relief" means any relief from Taxation, any loss, allowance, exemption, set-off or deduction in computing or against any profits, income or gains or credit against Taxation or any right to repayment of Taxation; and

           "Taxation" means all forms of taxation, duty, rate, impost, contribution including social security contributions, charge or levy (in the nature of taxation) imposed by any body or authority whatsoever, in the United Kingdom or elsewhere, including any payment which Paragon may be or become bound to make as a result of any enactment relating to taxation, whenever enacted, including under any settlement of any Claim for Taxation and including any interest, surcharge, penalty or fine in relation to any of these, whether or not such Taxation is attributable to, chargeable against or recoverable from any other person.

1.2        For the purposes of this schedule:

           (a) any reference to any Event includes any Event which is deemed to have occurred pursuant to any enactment whenever enacted;

           (b) any reference to income, profits or gains earned, accrued or received includes any income, profits or gains which are deemed to be earned, accrued or received pursuant to any enactment whenever enacted;

           (c) any reference to an Event occurring on or before Completion includes the combined result of two or more Events, the first of which has taken place or the commencement of which has occurred on or before Completion;

           (d) any reference to "loss" includes cancellation, counteraction, counterclaim, nullification, disallowance and clawback and "lost" shall be construed accordingly;

           (e)      references to Taxation include:

                    (i) the loss, in whole or part, of any Relief which would (were it not for the Claim for Taxation in question) have been available to or which has been claimed by Paragon; and

                    (ii) the utilisation against profits or against a Taxation liability (in either case in respect of which but for that utilisation, Paragon would have had a liability to pay Taxation in respect of which a Claim could have been made under this schedule) of any Relief which is not available before Completion but arises in respect of an Event or Events occurring after Completion;

                    and in any such case the amount of the Relief so lost or, if that Relief is deducted from or set against income or profits, the amount of Taxation which would have been saved thereby but for that loss, shall be treated as an amount of Taxation for which a liability on Paragon has arisen and fallen due.

2.         COVENANT TO PAY

2.1 Subject to schedule 6, the Warrantors shall pay, as directed by the Buyer, to the Buyer or to Paragon an amount equal to:

           (a) any Taxation for which Paragon is or may become liable in respect of or arising from any Event occurring on or before Completion or by reference to any income, profits or gains earned, accrued or received on or before Completion;

           (b) any inheritance tax for which Paragon is or may become liable which:

                    (i) is at Completion a charge on any of the shares or assets of Paragon or gives rise to a power to sell, mortgage or charge any of the shares or assets of Paragon; or

                    (ii) after Completion becomes a charge on or gives rise to a power to sell, mortgage or charge any of the shares or assets of Paragon, being a liability in respect of inheritance tax payable as a result of the death of any person within seven years after a transfer of value (or a deemed transfer of value) if a charge on or power to sell, mortgage or charge any such shares or assets existed at Completion or would, if the death had occurred immediately before

                             Completion and the inheritance tax payable as a result had not been paid, have existed at Completion; or

                    (iii) arises as a result of a transfer of value by or to Paragon occurring on or before Completion (whether or not in conjunction with the death of any person whenever occurring);

           (c) without prejudice to the generality of paragraph 2.1(a), any liability of Paragon under s.767A Taxes Act or any legislation introduced after the date of this Agreement extending such provisions as announced in the Press Release Inland Revenue 7 of 2 July 1997 paragraphs 15-25 Company Purchase Schemes: Collection of Outstanding Tax (together with any related liability for interest) as being a person to whom sub-section (2) of that section applies by virtue of circumstances existing at any time before Completion;

           (d) all costs and expenses incurred or payable by the Buyer and/or Paragon in connection with or in consequence of any matter for which a Claim is made by the Buyer under this schedule, including the costs and expenses of taking or defending any action under this schedule;

           (e) any Taxation for which Paragon is or may become liable in respect of or arising from the sale of the Paragon Assets (as defined in the Master Agreement);

           (f) any Taxation or other costs and expenses for which Paragon may become liable as a result of adjustments to any accounts of Paragon after the Completion Date made in order to comply with the law, Statements of Standard Accounting Practice, statements of the Urgent Issues Task Force and other generally accepted accounting princples then in force.

2.2 In determining for the purposes of this schedule whether a charge on or power to sell, mortgage or charge any of the shares or assets of Paragon exists at any time, the fact that any inheritance tax is not yet payable or may be paid by instalments shall be disregarded, and that inheritance tax shall be treated as becoming due and a charge or power to sell, mortgage or charge as arising on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises.

2.3 The provisions of s.213 Inheritance Tax Act 1984 shall not apply to any payments falling to be made under this schedule.

3.         TIME FOR PAYMENT

           A payment to be made by the Warrantors under paragraph 2 shall be made in cleared funds on or before the relevant payment date, which shall be ascertained as follows:

           (a) insofar as that payment represents Taxation to be borne by Paragon, the payment date shall be the last business day before the day on which payment of the relevant Taxation is due;

           (b) insofar as that payment represents Taxation which would have been payable but for the utilisation of a Relief arising after Completion as referred to in paragraph 1.2(e)(ii), the payment date shall be the date on which payment of the relevant Taxation would have been due but for the utilisation of the relevant Relief;

           (c) insofar as that payment relates to a claim under paragraph 1.2(e)(i), the payment date shall be the earliest date on which Taxation becomes payable which would not have been payable had the relevant Relief not been so lost or, where the Relief is a repayment of Taxation, the date the repayment would have been obtained;

           (d) in any other case, seven days after the date on which a notice setting out details of the amount claimed is delivered to the Warrantor.

4.         DEFENCE OF CLAIMS

4.1 Within a reasonable time after the Buyer becomes aware of a Claim for Taxation which could give rise to a liability under this schedule or under the Warranties contained in paragraph 18 of Schedule 5, it shall notify the Warrantors in writing, specifying the nature of that claim in reasonable detail. Subject to paragraph 4.2, the Buyer shall then take or ensure that Paragon shall take such action to avoid, resist, appeal or compromise the Claim for Taxation as the Warrantor may reasonably request, provided that the Warrantor has first indemnified and secured the Buyer to its reasonable satisfaction against all liabilities or losses, costs, damages and expenses (including interest on overdue Taxation) which the Buyer and Paragon may incur as a result of or in connection with any such action taken by the Buyer or Paragon.

4.2 Neither the Buyer nor Paragon shall be obliged to appeal against any Claim for Taxation raised on it if, within 15 days of having given the Warrantor written notice of the receipt of that Claim for Taxation, the Buyer has not received instructions in writing from the Warrantors to do so. For the avoidance of doubt the Warrantor shall not be entitled to request Paragon to apply for a postponement of the payment of any Taxation or to take over (at their own expense) the conduct of all proceedings relating to the Claim for Taxation in question.

4.3        Notwithstanding paragraph 4.1 above:

           (a) Paragon and the Buyer shall be kept fully informed of all matters pertaining to the Claim for Taxation and shall be entitled to see copies of all correspondence pertaining thereto;

           (b) the Warrantor shall make no settlement or compromise of the Claim for Taxation or agree any matter in the conduct thereof which is likely to affect the future liability to Taxation of Paragon or the Buyer without the prior approval of Paragon or the Buyer as appropriate;

           (c) any appointment of solicitors, counsel or other professional advisers shall be subject to the prior written approval of the Buyer;

           (d) the Buyer shall not be obliged to take any action or cause Paragon to take any action pursuant to paragraph 4.1 which the Buyer believes to be likely to affect the future liability to Taxation of Paragon or the Buyer;

           (e) if the Warantor fails to comply with the provisions of paragraphs 4.1 and 4.3 or delay unreasonably in giving any such requests as are mentioned in paragraph 4.1, the Buyer and Paragon shall be free without reference to the Warrantor to pay, settle or otherwise deal with the Claim for Taxation on such terms as they may in their absolute discretion think fit and without prejudice to their rights and remedies under this schedule.

4.4 The provisions of paragraph 4.1 shall not apply if it is alleged that the Warrantor or Paragon have committed fraud, wilful default or neglect in relation to any Taxation.

4.5 All requests and instructions given by the Warrantors for the purposes of this paragraph 4 shall be given by Mr Andrew Brown (the "Representative") on their behalf. The Buyer and Paragon shall be entitled to rely on the requests and instructions of the Representative as the duly appointed representative of the Warrantors, and any unreasonable delay in giving or failure to give requests or instructions on the part of the Representative shall constitute failure or delay by the Warrantors under paragraph 4.3(e). The Buyer and Paragon shall not be subject to any claim by, or liability to, any of the Warrantors on the ground that it has not complied with the provisions of this paragraph 4 if it has acted in accordance with the requests and instructions of the Representative.

5.         GROSSING-UP

           If any sum payable by the Warrantor to the Buyer or Paragon under this schedule is subject to Taxation, then the sum so payable shall be grossed up by such amount or amounts as will ensure that after payment of Taxation, there shall be left a sum equal to the sum that would otherwise be payable under this schedule. For this purpose the availability of any Relief shall be ignored in determining whether any sum is subject to Taxation.

6.         EFFECT OF DISCHARGE OF CLAIM

           For the avoidance of doubt, the Warrantor shall remain liable in accordance with the terms of this schedule notwithstanding that any Taxation giving rise to a liability to make a payment under paragraph 2 is or has been discharged or suffered by the relevant Company, whether before or after the date of this Agreement and whether by payment or by the loss or utilisation of any Relief or right to repayment of Taxation.

                                   SCHEDULE 5
                                   Warranties



1.         CAPACITY AND AUTHORITY

1.1 No petition for a bankruptcy order has been presented, and no bankruptcy order has been made, in respect of any Warrantor, Adventatum or Modeledge.

1.2 None of the Warrantors, Adventatum or Modeledge requires the consent of any third party to enter into or perform his or its obligations under this Agreement or is prohibited by any court order from doing so.

2.         ACCURACY AND ADEQUACY OF INFORMATION

2.1        The information in schedules 2 and 3 is complete and accurate.

2.2 The information in the Disclosure Letter and the Disclosure Documents is complete, accurate and not misleading.

2.3 Each document comprised within the Disclosure Documents is a complete and accurate copy of the original, and no such document has been amended (orally or in writing) or superseded.

2.4 All forecasts and projections given by or on behalf of the Sellers to the Buyer or any of its professional advisers for the two years ending 31 August 1999 were prepared with due care on the basis of the assumptions set out in the Disclosure Documents. All of those assumptions were made in good faith, were reasonable when made and remain reasonable.

3.         SHARE CAPITAL

3.1 The Shares represent the entire issued and allotted share capital of Paragon.

3.2 The Shares are legally owned by the Warrantors and are beneficially owned by the Warrantors and Mr Peter Hawley free from all Encumbrances.

3.3 No person has or is entitled to acquire the right (conditional or not) to subscribe for, or to convert any security into, any share or security in Paragon (including pursuant to an option or warrant).

3.4 No person has claimed to be entitled to any Encumbrance in respect of any issued or unissued share or security in Paragon.

3.5 No share in Paragon was allotted at a discount or otherwise than as fully paid up.

3.6 No share in Paragon was transferred at an undervalue for the purposes of ss.238 or 339 Insolvency Act 1986 during the five years' period ending on the date of this Agreement.

3.7 Paragon has not purchased its own shares or redeemed or forfeited any shares.

3.8 The copy of the articles of association of Paragon included in the Disclosure Documents sets out all of the rights and restrictions attaching to the issued shares in the capital of that company, and embodies or has annexed to it a copy of each resolution and agreement required by s.380 Companies Act 1985 to be so embodied or annexed.

3.9 Paragon does not have any interest in any shares, debentures or other securities of any person and is not under a subsisting obligation to acquire any such interest. Paragon does not have, and never has had, any subsidiary undertakings.

4.         FINANCIAL INFORMATION

4.1 The Accounts give a true and fair view of the state of affairs of Paragon as at the Accounts Date and of its profit or loss for the period ended on the Accounts Date in accordance with the requirements of the Companies Act 1985.

4.2 The Accounts were prepared in accordance with the requirements of all relevant Statements of Standard Accounting Practice, Financial Reporting Standards, statements from the Urgent Issues Task Force and other generally accepted accounting principles then in force.

4.3 The Accounts make full provision for or disclose all bad or doubtful debts and all liabilities of Paragon as at the Accounts Date, whether actual, contingent or disputed.

4.4 The audited accounts of Paragon for each of the last three financial years ended on the Accounts Date were prepared applying the same accounting policies and bases.

4.5 The profits of Paragon as disclosed in the Accounts were not affected by extraordinary or exceptional item or any matter rendering those profits unusually high.

4.6        The accounting records of Paragon comply with the requirements of
           s.221 Companies Act 1985.

4.7 The unaudited monthly management accounts of Paragon for the period ended on 30

           November 1997 were derived from the accounting records of Paragon, were compiled with due care, applying the same accounting policies and bases as those used in the management accounts for the previous twelve monthly periods, and are not considered misleading by the Warrantors.

5.         POSITION SINCE THE ACCOUNTS DATE

5.1 Since the Accounts Date, Paragon has carried on its business in the ordinary and proper course, and there has been no material adverse change in the financial or trading position or prospects of Paragon. There are no circumstances which might give rise to such a change, other than circumstances likely to affect generally the industry in which Paragon operates.

5.2        Without limiting the generality of paragraph 5.1, since the Accounts
           Date:

           (a) there has been no increase or decrease in turnover or stocks of finished goods/work in progress or operating expenses by comparison with the same period in the previous financial period;

           (b) there has been no material increase or decrease in the cost of materials used by Paragon in its business or in the cost of services supplied to Paragon;

           (c) Paragon has not disposed of or acquired, and has not agreed and is not negotiating to dispose of or acquire, any business or any shares in a body corporate, or any other asset outside the ordinary and proper course of business;

           (d) Paragon has not created or incurred, or agreed or is negotiating to create or incur, any debt or any other obligation or liability, whether actual or contingent, except for full value and in the ordinary and proper course of business;

           (e) no customer of or supplier of Paragon has ceased to deal, or has indicated an intention to cease to deal or deal on a smaller scale, with Paragon, or has changed or indicated that it wishes to change the terms on which it deals with Paragon;

           (f) Paragon has not written off, regarded as irrecoverable or released any debt or right, in whole or part, or repaid wholly or in part any debt in advance of the due date for repayment, or in any case agreed to do so;

           (g) no Employee has been made redundant or been dismissed, no person has been employed by Paragon whose basic salary is more than (pound)10,000 per annum, and there has been no increase in basic salary or benefits, and no such increase is under negotiation;

           (h) no dividend or other distribution has been declared, paid or made by Paragon except as provided in the Accounts; and

           (i) no resolution of the shareholders of Paragon has been passed.

6.         BOOKS, RECORDS AND RETURNS

6.1 The statutory registers and minute books of, and all other records required to be kept by, Paragon have been duly kept and are in the possession of Paragon.

6.2 No claim has been made by any person that any of the statutory registers of Paragon is incorrect.

6.3 All notices and other documents required to be given or delivered by Paragon to the Registrar of Companies or any other governmental, regulatory or other body of competent jurisdiction have been given or delivered in accordance with all relevant requirements.

7.         AGREEMENTS AND TRADING ARRANGEMENTS

           In this paragraph 7, references to any agreement to which Paragon is party include references to any agreement by which Paragon is bound or under which it enjoys rights, and references to Material Agreements are to subsisting agreements to which Paragon is party and which are material to the conduct of Paragon's business.

7.1        All Material Agreements are in writing.

7.2 A copy of each Material Agreement is included in the Disclosure Documents, and an original counterpart of that agreement is in the possession or under the control of Paragon.

7.3 All Material Agreements are valid and binding, and no such agreement is voidable.

7.4 Neither Paragon nor any other party is in default (nor, with the lapse of time, will be in default) under any agreement to which Paragon is party, being a default which would be material in the context of the financial or trading position or prospects of Paragon, no claim alleging any such default has been made by or against Paragon and there are no circumstances which might give rise to any such default.

7.5 Paragon is not a party to any subsisting agreement, is not in the course of negotiating any agreement and has not submitted an offer or tender which is capable of being converted into an agreement:

           (a) which involves or may involve obligations, restrictions or expenditure of an unusual, onerous or exceptional nature, or which is or is likely to be loss-making;

           (b) which imposes limits on Paragon's ability to carry on any business in any part of the world or which restricts its ability to use or disclose information;

           (c) which provides for any financial commitment of any party to be adjusted with reference to any index of retail prices or other index;

           (d) which cannot be terminated without cost to Paragon on less than 3 months' notice or which has a fixed term of more than 1 year;

           (e) which requires further expenditure of more than (pound)50,000 in aggregate (excluding supply agreements with Studio Systems Electronics Limited);

           (f) which establishes any joint venture, consortium, partnership or profit or other income (or loss) sharing arrangement;

           (g) pursuant to which Paragon has disposed of any shares or business and remains subject to any actual or contingent liability;

           (h) pursuant to which Paragon has advanced money (including to any Seller) other than trade credit extended in the ordinary and proper course of business;

           (i) which entitles any third party to any commission or broker's or finder's fee in connection with the acquisition by the Purchaser of the Shares;

           (j) which provides for Paragon to receive any sum, right or other asset, or discharge any liability, whose amount or value is expressed in or by reference to any foreign currency or any change in foreign exchange rates;

           (k) under which any sole or exclusive rights are granted by or to Paragon;

           (l) which is subject to registration or has been registered under the Restrictive Trade Practices Act 1976;

           (m) which is a finance lease, hire purchase, rental or credit sale agreement or which otherwise provides for the purchase of any asset or the right to purchase any asset by way of periodical payment; or

           (n) for the provision of services to Paragon by a director of Paragon or any other person, including without limitation any consultancy agreement.

7.6 Paragon has not given or received notice terminating any subsisting agreement to which it is party.

7.7 There is no outstanding guarantee, indemnity, security agreement, comfort letter or other analogous or similar agreement given by or for the benefit of Paragon.

7.8 Paragon has not been a party to any agreement during the three years' period ending on the date of this Agreement to or by which any Seller or any person connected with any Seller (including, without limitation, Modeledge) was or is a party or bound, or in which any Seller or any such person was or is otherwise interested.

7.9 Paragon has not been a party to any agreement during the three years' period ending on the date of this Agreement which was entered into otherwise than on arm's length terms.

7.10 None of the Warrantors or Paragon has commissioned any report from any financial or management consultants during the three years' period ending on the date of this Agreement.

7.11 There is no subsisting power of attorney or other written authority authorising any person to bind Paragon.

7.12 The Disclosure Letter contains accurate details of all customers (or groups of connected customers) responsible for more than 5% of the turnover of Paragon, and of all suppliers (or groups of connected supplies, since the Accounts Date or in the financial period ending on the Accounts Date.

8.         ASSETS

           The Warranties contained in this paragraph 8 are given in respect of all the assets of Paragon other than the Properties.

8.1 Paragon is the sole legal and beneficial owner, free from any Encumbrance, of each asset necessary for the continuation of Paragon's business in the manner currently conducted, and no person has claimed to be entitled to an Encumbrance in respect of any such asset.

8.2 All of the tangible assets owned by Paragon, or which Paragon has the right to use, are located at one of the Properties or are under the control of Paragon.

8.3        All charges in favour of Paragon which require registration under
           Part XII Companies Act 1985 have been duly registered.

8.4 None of the stock of Paragon is obsolete, unusable, or unsaleable by it in the ordinary course of its business in accordance with its current price list.

8.5 The levels of stocks are adequate to support expected demand for products during the period of one week starting on the date of this Agreement.

9.         PLANT AND MACHINERY

9.1 The plant registers of Paragon comprise a complete and accurate record of all the plant, equipment, machinery and vehicles owned or in the possession of Paragon.

9.2 All plant, equipment, machinery and vehicles owned or used by Paragon are in good working order, have been properly and regularly maintained and comply with all applicable safety laws and regulations currently in force.

10.        INTELLECTUAL PROPERTY RIGHTS

10.1 Paragon has not used any confidential information in circumstances which might entitle a third party to make a claim against it, and no third party has made or threatened to make a claim against Paragon in respect of any such rights or information.

10.2 Paragon has not committed any act constituting an actionable passing-off in relation to a business carried on by a third party.

10.3 All information not at present in the public domain which is owned by Paragon is properly documented in records held by Paragon, and no such information has been disclosed, and Paragon is not obliged to disclose it, to any person other than its professional advisers, the Purchaser and its professional advisers and Employees for the proper performance of their duties.

10.4 Paragon does not trade or carry on business under, or use, any name or style other than its corporate name.

11.        DEBT

11.1 The Disclosure Documents contain accurate details of each bank accounts operated by Paragon and copies of all documents establishing or varying the overdraft and other bank facilities of Paragon.

11.2 The Disclosure Documents contain complete and accurate details of all the debts of Paragon as at the close of business on the day preceding the date of this Agreement, other than trade debts incurred in the ordinary and proper course of business.

11.3 No sum is owing by Paragon to its auditors, solicitors or other professional advisers, and no accrual has been made by Paragon in respect of any such sum.

11.4 Paragon has not factored or discounted any debts owing to it or has agreed to do so or has engaged in any financing which is not required to be disclosed in its accounts.

11.5 There has not occurred any event of default or other circumstance which would (or which would with the lapse of time) entitle any person to call for early repayment under any agreement relating to any debt of Paragon or to enforce any security given by Paragon, including without limitation any breach of any borrowing limits imposed on Paragon.

11.6 No person has threatened to call for early repayment of or to enforce any security relating to any debt of Paragon and there are no circumstances which might give rise to any such threat.

11.7 Paragon has not obtained any grant, allowance or financial aid from any governmental or other agency, body or authority which is or might still be repayable in whole or part.

11.8       Paragon does not have any credit cards in issue in its own name.

11.9 The Disclosure Documents contain complete and accurate lists of the trade debtors and creditors of Paragon which are unpaid at 60 days after invoice.

11.10 The Disclosure Documents contain complete and accurate details of all advances made by Paragon which are still outstanding on the date of this Agreement.

12.        INSURANCE

12.1 The Disclosure Documents contain complete and accurate details of all the subsisting insurance policies of Paragon.

12.2 No subsisting insurance policy of Paragon is subject to any special or unusual terms.

12.3 Paragon has not been refused insurance during the 3 years' period ending on the date of this Agreement.

12.4 All premiums due in relation to the subsisting insurance policies of Paragon have been paid, and there are no circumstances which might give rise to any such policy being void or voidable or the premiums being increased.

12.5 The Disclosure Documents contain complete and accurate details of all insurance claims made by Paragon during the period of two years ending on the date of this Agreement, whether or not still outstanding, and there are no circumstances which might give rise to a claim or notification under any insurance policy of Paragon.

13.        CONSEQUENCES OF PURCHASE

           The sale of the Shares to the Purchaser will not:

           (a)      create or accelerate any obligation of Paragon
                    (including the repayment of any debt) or cause or require Paragon to lose any right or lose or dispose of any asset or any interest in any asset (including by the creation or crystallisation of any Encumbrance over any asset);

           (b) cause any event of default or breach by Paragon, relieve any person of any obligation or give any person a right of termination or any other right under any agreement to or by which Paragon is a party or by which it is bound.

14.        LITIGATION AND COMPLIANCE WITH LAW

14.1 Neither Paragon nor any person for whose acts or defaults it may be liable is engaged, or has during the two years ended on the date of this Agreement been engaged, whether as plaintiff, defendant or in any other capacity, in any civil, criminal, arbitration, regulatory or other proceedings in any jurisdiction.

14.2 No such proceedings as are referred to in paragraph 14.1 are threatened or expected by or against Paragon or any person for whom it may be liable, and no claims have been made or threatened or are expected against Paragon, and there are no other circumstances, which might give rise to any such proceedings.

14.3 Paragon has conducted its business in accordance with all applicable laws and regulations.

14.4 Paragon has not manufactured or supplied any goods, services or rights which are or were, or may become, faulty or defective, or which do not or did not accord with any conditions, warranties or representations expressly or impliedly made by Paragon, or which (in the case of goods) carry any false or misleading trade description within the meaning of the Trade Descriptions Act 1968.

14.5 Paragon has not done or omitted to do any act or thing in contravention or breach of any of the following:

           (a)      the Fair Trading Act 1973;

           (b)      the Resale Prices Act 1976;

           (c)      the Competition Act 1980;

           (d)      the Treaty of Rome.

14.6 Paragon has unconditionally obtained all licences, authorisations and consents necessary to carry on its business as conducted at the date of this Agreement. All those licences, authorisations and consents are in full force and effect, there has been no breach of their terms and there are no circumstances which might cause them not to be renewed.

14.7 Paragon has not given to a court or a governmental or other agency or body in any country any undertaking or assurance that is still in force.

14.8 No investigation or enquiry concerning Paragon by any governmental or other agency or body in any country (including without limitation the Director General of Fair Trading, the Monopolies and Mergers Commission or the European Commission) has taken place or is in progress, threatened or expected, and there are no circumstances which might give rise to any such investigation or enquiry.

14.9 No notice has been served on Paragon by the Director General of Fair Trading under s.36 Restrictive Trades Practices Act
           1976.

14.10 No inspectors have been appointed under s.431 or 432 Companies Act 1985 to investigate the affairs of Paragon or of any other company of which any Seller was a shareholder or officer.

14.11 Paragon does not have any agency, branch or other place of business outside the United Kingdom.

15.        INSOLVENCY

15.1 Paragon is able to pay its debts as they fall due, does not have liabilities of a greater amount than the value of its assets, taking into account contingent and prospective liabilities, and is not deemed unable to pay its debts within the meaning of s.123(1)(a) Insolvency Act 1986.

15.2 No order has been made, petition presented or resolution passed for the winding up of Paragon and no meeting has been convened to consider any such resolution.

15.3 No petition has been presented for an administration order to be made in relation to Paragon.

15.4 No receiver, manager or administrative receiver has been appointed in respect of the whole or part of any of the property, assets and/or undertaking of Paragon,

15.5 Paragon has not convened a meeting of its creditors nor is proposing to do so, and Paragon has not made a proposal to its creditors under
           Part I Insolvency Act 1986 for a composition in satisfaction of its debts or a scheme or arrangement of is affairs, nor has proposed a composition or arrangement with its creditors or any class of them, whether under s.425 Companies Act 1985 or in any other way, nor in any case is proposing to do so.

15.6 No judgment, decree or order for payment of money given or made by any court in any country against Paragon remains unsatisfied.

15.7 Paragon has not been party to any transaction which might constitute in whole or in part a transaction at an undervalue or a preference for the purposes of ss. 238, 239, 339 or 340 Insolvency Act 1986.

16.        EMPLOYEES

16.1 The Disclosure Documents contain complete and accurate details of the name, date of birth, employer, date of commencement of employment, period of continuous employment, notice period, basic annual salary, non-cash benefits and restrictive covenants of or payable or applicable to each present Employee and copies of all subsisting written employment contracts with all such Employees.

16.2 The Disclosure Documents contain complete and accurate details of each share option or share incentive scheme or employee share ownership plan or trust operated by Paragon.

16.3 There is no outstanding claim against Paragon by any person who is now or has been an Employee, no dispute has arisen within the last five years between Paragon and a material number or category of Employees, and there are no circumstances which might give rise to any such claim or dispute.

16.4 The employment of each present Employee may be terminated by not more than three months' notice without liability on the part of Paragon to make any payment to that Employee.

16.5 Paragon does not operate a share option or share incentive scheme and has not established an employee share ownership plan or trust. Paragon has never contributed to or maintained, or had any obligation to contribute to or maintain, any pension scheme or retirement benefits scheme.

16.6 Paragon is not party to a subsisting contract for services (including without limitation a consultancy agreement) with a director of Paragon.

16.7 No Employee has given or been given a period of notice of termination of employment which has not yet expired.

16.8 The Company has not entered into any union membership, security of employment, recognition or other collective agreement or any other agreement with a trade union or another body or organisation representing any Employees.

17.        PROPERTY

17.1 The Properties are legally and beneficially owned, used and occupied exclusively by Paragon.

17.2 Paragon does not have any interest or estate in or over, or is contractual licensee of, land within the meaning of the Law of Property Act 1925 other than the Properties nor has it entered into any agreement to buy or sell any such interest in land which has not been completed.

17.3 Paragon has good and marketable title to each of the Properties and title to each of the Properties is duly registered at H.M. Land Registry with title absolute or is not registered only because that interest was not capable of registration at the time of grant of the relevant Leases.

17.4 The Properties are free from any land charge, local land charge, caution, restriction, inhibition or notice.

17.5 Paragon is unconditionally entitled for the term of the relevant Lease to all rights of way and easements which are necessary for the present use and enjoyment of, and the passage of services to and from, each of the Properties.

17.6 There are no outstanding or threatened disputes or claims relating to any of the Properties or orders or notices affecting the Properties (whether served by a landlord, tenant, local authority or any other person), and there are no circumstances which might give rise to any such dispute or to any such notice or order being served or made.

17.7 The present user of each of the Properties is a permitted use under the Town and Country Planning Acts, and no development of or building, erection, alteration or improvement on any of the Properties contravenes the Town and Country Planning Acts or any applicable bye-laws or building regulations.

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17.8       No planning consent in relation to any of the Properties has been issued within the three months' period ending on the date of this Agreement.

17.9 There are no compulsory purchase notices, orders or resolutions or blight notices affecting the Properties or any private access to any of them, and there are no circumstances which might lead to any being made.

17.10 There is no agreement or planning obligation affecting the Properties under s.18 Public Health Act 1936, s.52 Town and Country Planning Act 1971, s.38 and 278 Highways Act 1980, s.33 Local Government (Miscellaneous Provisions) Act 1982, s.106 Town and Country Planning Act 1990, s.104 Water Industry Act 1991 or any provision in legislation of a similar nature, and Paragon is required to enter into any such agreement or obligation.

17.11 The requirements of all statutes and bye-laws affecting any of the Properties have been duly complied with.

17.12 Each of the Properties is in a good and substantial state of repair and condition and fit for the purpose for which it is currently used.

17.13 There are no development, redevelopment, reinstatement or fitting-out works or repairs outstanding or proposed in respect of any of the Properties.

17.14 All rents, service charges and other sums due from Paragon under the Leases have been paid, and the latest demands (or receipts for rent if issued) were unqualified, and all other covenants on the part of the tenant contained in the Leases have been duly performed.

17.15 Paragon has not at any time been the tenant of or a guarantor in respect of any leasehold property save for the leasehold property demised under the Leases.

17.16 All licences and consents required from the landlords and any superior landlords under any of the Leases have been obtained, and the covenants on the part of the tenant contained in those licences and consents have been performed.

17.17 There are no rent reviews in progress or outstanding under any of the Leases at the date of this Agreement.

17.18 The Leases are valid and subsisting and there are no side letters, collateral assurances, undertakings or concessions which have been made by any party to any of the Leases.

18.        TAXATION

           General

18.1 All returns, computations and notices which are or have been required to be made or given by Paragon for any Taxation purpose:

           (a) have been made or given within the requisite periods and on a proper basis and are up to date and correct; and

           (b) none of them is, or is likely to be, the subject of any outstanding queries or disputes with the Inland Revenue or other Taxation authority.

18.2 All information required to be provided to the Inland Revenue, HM Customs & Excise or any Taxation authority has been duly provided by Paragon within the requisite period and is complete, accurate and up to date.

18.3 Paragon is not, and has not in the last six years been involved in, and the Warrantors, having made all due enquiries, have no reason to anticipate, any dispute with or investigation, audit or discovery by any Taxation authority concerning any matter likely to affect the liability of Paragon to Taxation.

18.4 The Disclosure Letter contains full and accurate particulars of all matters in respect of which Paragon is required to make a return or provide information to the relevant Taxation authorities and in respect of which the time for making such return or providing such information will expire on or after Completion.

18.5 No accounting period of Paragon for corporation tax purposes has ended since the Accounts Date.

18.6 The provisions or reserve for Taxation appearing in the Accounts of Paragon are sufficient (on the basis of the rates of taxation current at the date hereof) to cover all Taxation for which Paragon was at the Accounts Date or may after that date become, or have become, liable to pay or account on or in respect of or by reference to any profits, gains or income (whether deemed or actual) for any period ended on or before the Accounts Date or in respect of any distribution or transaction made or entered into, or deemed made or entered into, on or before the Accounts Date.

18.7       Paragon:

           (a) has duly and punctually paid all Taxation which it has become liable to pay before the date of this Agreement;

           (b) has duly deducted and accounted for all Taxation due to have been deducted or accounted for by it before the date of this Agreement; and

           (c) is not and has not at any time within the last six years been liable to pay interest on or penalties in respect of any unpaid Taxation or default in respect of any Taxation matter.

18.8 In respect of the period commencing immediately after the Accounts Date and ending on Completion, Paragon will not have any liability for Taxation which has not been either paid prior to Completion or provided for in the Accounts, other than Taxation on profits realised in the ordinary course of trading.

18.9 Paragon is not and will not become liable to pay, or make reimbursement or indemnity in respect of, any Taxation (or amounts corresponding thereto) in consequence of the failure by any other person to discharge that Taxation within any specified period or otherwise, where such Taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) prior to Completion.

18.10 Paragon has not made, or committed to, any payment of a revenue nature since the Accounts Date which is not wholly deductible in computing its taxable profits.

18.11 Paragon has not entered into any transaction or series of transactions, scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance or reduction of a Taxation liability and for which there was no commercial purpose.

19.        VAT

19.1 Paragon is registered for the purposes of value added tax and has complied at all times with all statutory requirements, regulations, notices, orders, directions or conditions relating to value added tax, including the terms of any agreement made with HM Customs & Excise.

19.2 Paragon has not at any time been, or applied to be, a member of a group registration for the purposes of value added tax.

19.3 No transaction or arrangement has been effected as a result of which Paragon is or may be liable for any value added tax chargeable against any other person.

19.4 All supplies made by Paragon in the current prescribed accounting period for value added tax purposes are taxable and not exempt supplies.

20.        Chargeable Gains

           The book value of each of the capital assets of Paragon in or adopted for the purposes of the Accounts of Paragon does not exceed the amount deductible under section 38 Taxation of Chargeable Gains Act 1992 (excluding any indexation allowance) and the Group Company has all necessary records to calculate any future liability to corporation tax on capital gains in respect of each such capital asset.

21.        Groups

           Paragon does not have and has never had any subsidiaries.

22.        Capital Allowances

           If the plant and machinery of Paragon were disposed of in total for a consideration equal to its book value in or adopted for the purposes of the Accounts of Paragon, no balancing charge under the Capital Allowances Act 1990 not fully provided for in the Accounts would arise.

23.        Residence

           Paragon is and has at all times been resident in the United Kingdom and not elsewhere for taxation purposes, has no branch, agent or permanent establishment outside the UK and is not liable to pay Taxation under the laws of any territory other than the UK.

24.        Inheritance Tax

24.1 Paragon is not liable, and there are no circumstances in existence as a result of which it may become liable, to be assessed to Taxation as donor or donee of any gift, or transferor or transferee of value.

24.2 No circumstances exist under which any power within Section 212 Inheritance Tax Act 1984 could be exercised in relation to, and there is no Inland Revenue charge within the meaning of Section 237 Inheritance Tax Act 1984 attaching to or over, any shares or securities in or assets of Paragon.

25.        Stamp Taxes

25.1 There are no circumstances or transactions to which Paragon is, or has been, a party which may result in Paragon becoming liable to or accountable for stamp duty reserve tax or any penalty in respect of such stamp duty reserve tax.

25.2 All documents to which Paragon is a party and/or which relate to or are necessary to prove the title of Paragon to any asset owned or possessed by it and/or contain material rights on the part of Paragon are in the United Kingdom and have been duly stamped.

SIGNED by  ANDREW SEAN BROWN             )   /s/ A. S. Brown
                                             ------------------------






SIGNED by           DARREN BROWN         )   /s/ D. Brown
                                             ------------------------






SIGNED by            DAVID ARTHUR BROWN  )   /s/ D. A. Brown
                                             ------------------------






SIGNED by MARK DAVID BROWN               )   /s/ M. D. Brown
                                             ------------------------






EXECUTED as a DEED by PETER HAWLEY       )   /s/ P. Hawley, Attorney
                                             ------------------------
as lawful attorney for MODELEDGE         )

LIMITED                                  )

SIGNED by PETER HAWLEY as lawful         )   /s/ P. Hawley, Attorney
attorney for ADVENTATUM JERSEY LIMITED)      ------------------------




SIGNED by                                )   /s/ R. L. Fredrick
                                             ------------------------
for and on behalf of:                    )
OPTELECOM UK LIMITED                     )